Exhibit 1.06

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software Announces Pivotal CRM On Demand

First Pivotal CRM On Demand Application for Institutional Asset Management Provides
Industry-Specific Functionality With the Choice of Hosted and On-Premise Deployments

HONG KONG, ATLANTA –Mar. 17 , 2008 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced general availability of Pivotal CRM On Demand and the first related industry-specific application, Pivotal CRM On Demand for Institutional Asset Management. These products represent the latest additions to CDC Software’s suite of front office applications.

Designed with a new Software as a Service (SaaS) architecture, Pivotal CRM On Demand can be hosted by CDC Software and accessed on-demand, via the web browser by customers. The solution can also be deployed on-premise and hosted internally by customers or used in a blended mode, both on-demand hosted externally and on-premise, hosted internally, at the same time. In addition to the flexibility of deployment options, enterprises also can provide user access to the system via their standard web browser with a zero footprint client or utilize CDC Software’s Smart Client Framework for a richer interface that supports a broad range of application extensions, personal productivity tools, advanced graphics capabilities and synchronized off-line use.

Building on CDC Software’s expertise and success in providing industry-specific solutions for financial services, the company’s first industry-specific application for the Pivotal CRM On Demand platform addresses the unique customer relationship requirements of Institutional Asset Management (IAM) firms. Pivotal CRM On Demand for Institutional Asset Management provides all of the industry-specific capabilities already in use by customers such as The TCW Group with the added benefits of increased flexibility and lower cost deployment options. Until now, this combination of specific functionality for asset management firms and unlimited deployment flexibility has not been available in the market. As the needs of asset management firms change, such as is common with acquisitions or divestitures, companies can adjust their deployments of Pivotal CRM from on-premise to on-demand or a mixed blend, without requiring costly re-coding, new workflows or screen re-designs.

“The flexibility afforded by Pivotal CRM is exactly what we need in a diverse organization like ours,” said Lance Hoffman, senior vice president of Information Services at TCW. “We need a solution that supports our unique requirements as an asset management firm and helps us create noticeable differentiation from our competitors. We also want to take advantage of the low-overhead and low-cost benefits of an SaaS CRM solution, while maintaining critical and competitively sensitive information and related functions internally, on-premise. Pivotal CRM On Demand very effectively delivers a broad, feature-rich platform to our user community that supports our complex needs in an economically compelling solution set.”

“Until now, SaaS CRM solutions have been designed to address commodity, one-size-fits all requirements,” said Eric Musser, CEO and president of CDC Software. “These products deliver little if any unique competitive advantages for their individual customers. However, many companies, large and small, have more complex and industry-specific processes requiring a system with more flexibility and sophisticated functionality. With our industry-specific expertise and on-premise solutions, our customers have been proving the value of industry specialization through measurable gains in competitive differentiation and customer satisfaction. We are utilizing the same strategy with our SaaS solutions that address the high-value requirements of our target industries. Our goal is to continue to provide specialized solutions that directly address our customers’ unique strategic requirements, and at the same time, offer a full range of deployment options, ranging from on premise to on demand and mixed deployments, to suit their current and future needs.”

“The low overhead costs associated with SaaS-based deployments are capturing a lot of interest in the market but the ability to host data internally continues to be a key requirement for many financial services firms today,” said Robert Hegarty, managing director, Securities & Investments, and Insurance at TowerGroup, the world’s leading research and advisory firm focused on the global financial services industries. “Financial Services firms need solutions that offer the low-overhead deployment and maintenance of a SaaS architecture, with the option of hosting the system internally or externally.

Pivotal CRM On Demand leverages Web 2.0 and AJAX (Asynchronous JavaScript and XML) technology, featuring drag and drop mashing, integrated RSS feeds and greatly enhanced, user-friendly reporting and screen design capabilities. The solution can be accessed via a standard web browser and also supports smart client technology and PDA-based technologies such as Blackberry and Windows Mobile-based devices. Smart Clients enables synchronized off-line use of the same applications that are accessed through the browser on line. Users of Pivotal CRM On Demand have the ability to work anytime, whether wired or wireless.

Pivotal CRM On Demand for IAM features the key industry specific functionality addressing institutional asset management business requirements including:

•	360-degree view of client relationships

•	Relationship/Influence Tracking

•	Performance and Client Reporting

•	Workflow Management and Automation

•	Integration with leading 3rd-party data for consultant, plan sponsor and investment manager information

•	Consultant Management

•	Proposal Tracking

•	RFP Process Management

•	Compliance Assistance

•	Opportunity Management

•	Sales Forecasting

•	Activity Management

About Pivotal CRM On Demand for Institutional Asset Management
Pivotal CRM On Demand is the first industry-specific, customizable Software as a Service CRM solution designed for the Institutional Asset Management (IAM) industry. This SaaS solution automates the entire process in IAM from RFP to closing and servicing. The solution enables institutional asset managers to develop deep insight into their clients’ needs, preferences, and influencers, accompanied by tools that help them automate multi-step processes, track performance, and collaborate better as a team – all via a standard web browser. By leveraging the SaaS deployment model enabled by the Pivotal CRM On Demand platform, institutional asset managers can accelerate their return on investment and lower their total cost of ownership.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the abilities, costs, benefits and features of Pivotal CRM On Demand and Pivotal CRM On Demand for Asset management, the ability to reduce IT costs with Pivotal CRM On Demand, the ability to achieve low total cost of ownership, the ability to obtain rich functionality, our expectation of continuing to provide specialized solutions that directly address customers unique strategic requirements along with a full range of deployment options, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the institutional asset management (IAM) market; the continued ability of Pivotal CRM On Demand solutions to address industry-specific requirements of companies in the IAM industry; demand for and market acceptance of new and existing Pivotal CRM On Demand solutions; development of new functionalities which would allow IAM enterprises to compete more effectively and changes in the type of information required to compete in the IAM industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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